Exhibit 4.15

Labor Contract

(Confidential)

Name: Xinghui Yang (a.k.a. Cheng Yang)

Department:

Job No.:

Contract No.:

Version 2010

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Party A (Employer):

Name: Beijing Huaxia Dadi Long-distance Education Network Service Co., Ltd.

Domicile: F/2, Building 21-1, No. 1, Disheng North Street, Beijing Economic-Technological Development Area, Beijing

Legal Representative (Principal): Yang Cheng

Post Code: 100176  Tel.: 010-57925020

Party B (Employee):

Name: Xinghui Yang (a.k.a. Cheng Yang)	Gender: male	Education: master

Present Address: Room 603, Unit 2, F/10, Dormitory of Qinghe 19th Courtyard

Post Code:

ID Card No.:

ID Card Address and Post Code: :

Contact Tel.: 139 1165 6638

Registered Residence: :

Date of Birth: September 24, 1970

According to the Labor Law of the People’s Republic of China, Labor Contract Law of the People's Republic of China and other relevant laws and regulations, Party A and Party B agrees to sign this Labor Contract (hereinafter referred to as “this Contract”) for mutual compliance of various terms of this Contract on the basis of equal consultation.

Party B promises that it has relived the labor contract relation with any other enterprise and public institution, social organization or other institution, entity or organization and there is no legal relation possibly affecting the effect or performance of this Contract. Party B’s signing of this Contract does not violate the confidentiality agreement or non-competition agreement signed between Party B and any other unit, and Party B has no labor dispute or any other dispute affecting the performance of this Contract with any other unit.

1. Job Position

1.1 Party A employs Party B to work as the General Manager in the department of General Manager Office of Party A according to the business operation and production demands. Party B shall carefully perform its responsibilities and complete the work task according to the job responsibilities and job requirements formulated by Party A.

1.2 Work Location: The workplace where Party B signs this Contract is in Beijing. However, considering that Party A is a national group company, Party B agrees that Party A may dispatch it to other workplaces according to specific demands.

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1.3 When Party B meets following conditions, it will have the opportunity of promotion and its wage will be increased correspondingly:

(1)	Have the quality of honesty and good professional ethics;

(2)	Outstanding work performance;

(3)	Excellent personal working ability;

(4)	Assessment results are at the advanced level;

(5)	Have the comprehensive abilities and potentials consistent with the requirements of the position promotion;

(6)	Other conditions of position promotion.

1.4 Party B agrees that, Party A has the right to adjust Party B’ s work post, work contents, remuneration or workplace in case of any of the following situations, and Party B shall obey the arrangements of Party A:

(a)	Party B is incompetent for its own work;

(b)	Party B’s health conditions are incompetent for the current work contents and post;

(C)	Party B’s work post or position is inexistent or full (including but limited to following conditions: Party B is not on duty due to personal reasons or other non-working reasons, and the company nominates others due to demands of normal management and causes this post is not in vacancy; Party A adjusts the corporate architecture or cancels the post due to demands of operation management) due to changes in objective circumstances;

(d) Party A considers there is a work post more suitable to Party B due to demands of business operation.

2. Term of this Contract

2.1 This Contract is a contract without fixed term (please choose to fill in as: with fixed term, without fixed term or with a term subject to completion of certain tasks), and the specific validity term is confirmed as per following options:

2.1.1 With fixed term: The validity term is from __________ to ___________, and the probation period is from ___________ to _____________.

2.2.1 Without fixed term: The validity term is from November 11, 2011.

The probation period is from ___________ to _____________.

2.3.1 With a term subject to completion of certain tasks:

The starting standard of the task is: / ;

The completion standard of the task is: / .

2.2 This Contract may be altered or renewed after mutual agreement by negotiation.

3. Working Time

3.1 Party B carries out the work schedule stated in 3.1.2 below:

3.1.1 Standard work schedule: Party B’s daily working time shall not exceed eight hours and its weekly working time shall not exceed forty hours; however, Party A may adjust the starting and ending time of the working time of Party B according to the workplace and work nature of Party B and the actual job demands of Party A.

3.1.2 Flexible work schedule: Party B may voluntarily arrange the working time according to the job demands, but it must reach the position requirements set by Party A, and Party B must ensure the weekly working time reach 40 hours.

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3.1.3 Comprehensive work schedule: Party B’ average daily working time and average weekly working time are consistent with the standard working time.

3.2 In case of any of following situations, Party A shall be entitled to arrange Party B to postpone its working time any time:

3.2.1 The life, health or property safety of the worker is threatened due to natural disasters, accidents or other reasons and it needs to be handled urgently;

3.2.2 Any fault is occurred on the production equipment, transportation lines or public facilities, affecting the production and public interests, and it must be repaired timely;

3.2.3 Other situations stipulated by laws or regulations.

3.3 Party B agrees that, Party A may arrange Party B to work overtime on the basis of job demands, but Party A shall arrange Party B to take the compensatory leaves and pay the overtime pay according to relevant provisions, unless it can make no payment as stipulated by laws and related regulations.

3.4 During the term of this Contract, Party B may be entitled with the rest days and statutory holidays stipulated by the country and the holidays stipulated by Party A.

4. Labor Remuneration

4.1 Wage:

4.1.1 The labor remuneration of Party B shall be confirmed as per the work post, capacity performance and work performance, etc. of Party B according to the remuneration management and other related system of Party A. The wage standard, wage structure and wage amount of Party B when Party B enters the company shall be subject to the Letter of Employment Party A will confirm the labor remuneration of Party B as per the principle of distribution according to work.

4.1.2 Party A carries out the performance appraisal system on Party B. Party A makes the appraisal on Party B as per the appraisal system of Party B’ s post and confirms the amount of Party B’s monthly actual wage. However, the wage paid by Party A to Party B within the statutory working time shall not be lower than the minimum wage standard stipulated by local government where Party B’s work locates.

4.1.3 Party A carries out the system of different wages for different posts on Party B. Make the post adjustment and wage adjustment according to the work performance, work performance and work ability of Party B and the actual conditions of Party A combining the system of Party A. When Party A adjusts the wage of Party B, it shall be implemented as per relevant national regulations and the wage management provisions of Party A, and notify Party B in written.

4.1.4 According to the Individual Income Tax Law of the People’s Republic of China, Party B shall have the responsibilities and obligations to pay the individual income tax, and Party A is the withholding agent.

4.1.5 Party A shall pay the employee wage within the payoff time stipulated in the Employee Manual. In case of any special situation, Party A may postpone to pay the wage of Party B under the premise of giving explanations to the employee by Party A.

4.2  During the downtime of Party A, the labor remuneration of Party B shall be implemented as per local related regulations.

4.3 Party B shall have the confidentiality obligation for its remuneration.

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5. Labor Condition and Labor Protection

5.1  Party A shall offer necessary labor conditions and labor tools for Party B.

5.2  Party A shall offer labor protections to the employee according to related national and local government provisions. As for any post with occupational hazards, Party A shall offer the occupational hazard protections according to related national laws.

6. Insurance and Welfare Benefits

6.1 Party A will formulate the insurance and welfare benefits according to national labor laws and regulations and notify Party B.

6.2 Party A shall pay various welfare costs for Party B according to national and local government provisions. The part ought to be undertaken by Party B shall be withheld by Party A when paying the wage to Party B. Party B shall submit the true and complete data necessary for handling the insurance when handling the entry formalities. All consequences and responsibilities caused by Party B’s refusal or delay in submitting the data or the data submitted is untrue or incomplete shall be borne by Party B, not borne by Party A.

6.3 Party B’s wage or treatment under any occupational disease or work-related injury shall be implemented as per related national laws and regulations.

6.4 In case that Party B falls ill or suffers any work-related injury, its sick pay and related treatments shall be implemented as per national laws and regulations and the rules and system of Party A.

6.5 Party B’s treatments during the maternity leave, marriage and funeral leave, annual leave, etc. shall be implemented as per related national regulations and relevant provisions of Party A.

6.6 Other welfares and treatments of Party B shall be implemented as per the Employee Manual and other related welfare regulations.

7. Training

7.1 Party A will make the training of rules, regulations and business operation procedures related with the job of Party B on Party B

7.2 Party A may make the technical and skill training on Party B according to the work performance and post requirements of Party B. When Party B accepts the contribution arrangement of Party A or the training organized by Party A, it must comply with the Training Agreement signed with Party A.

7.3 If Party B is incompetent for its own work after the appraisal, Party A may arrange to make the off-the-job training on Party B. The off-the-job training period of Party B shall not exceed six months. During the off-the-job training period, the wage paid by Party A to Party B shall not be lower than local minimum wage standard.

7.4 In case of any of the conditions stated in Article 1.4, if Party B cannot accept the work post, work contents, remuneration or workplace adjusted, Party B agrees that Party B enters into the state of positions wanted, and Party A may arrange Party B to take the training. The no-post training period of Party B shall not exceed six months. During the no-post training period, Party A shall pay the wage to Party B as per local minimum wage standard.

7.5 When Party B is incompetent for its own work, Party A may directly arrange the training for Party B.

Party B must attend the aforesaid training as required. In case of any failure to attend the training, it shall be deemed as the absenteeism; in addition, Party B shall join the appraisal about the training contents, and the appraisal results of Party B shall be included into the performance appraisal of Party B.

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8. Labor Disciplines and Award/ Punishment System

8.1 Party B shall strictly comply with the laws, regulations and social moralities.

8.2 Party B shall comply with various rules and regulations of Party A as well as the labor disciplines, professional ethics and industry norms and practices of Party A, including but not limited to the safety operation regulations of Party A as well as various provisions and requirements written in the Employee Manual, and complete the work tasks stipulated by Party A timely.

8.3 Party B shall cherish the properties of Party A, comply with the management system and other related provisions of Party A, and maintain the interests of Party A.

8.4 As for Party B exemplarily complying with or violating the disciplines, rules or regulations of Party A, Party A may give awards or punishments to Party B as per the award and punishment policies of Party A separately. In case of any loss to Party A due to disciplinary breach behaviors of Party B, Party A shall be entitled to request Party B to give the economic compensation and hold Party B accountable according to law.

8.5 Special Provisions:

8.5.1 During the period when Party B is employed by Party A, Party B shall not directly or indirectly publish any opinion or article related with the business of Party A, subordinated branches of Party A or affiliates of Party A to the newspaper, television, radio, Internet or other media or the public without the entrustment or authorization of Party A.

8.5.2 Retain the archive files: After the labor relation of both parties is terminated, Party B shall not take away the business of Party A, subordinated branches of Party A or affiliates of Party A or any business-related technical achievement, data, customer data or business information, including the originals and copies, no matter it is in the form of paper or electronic edition.

8.5.3 In case that Party B seeks for any interest for itself utilizing the resources of Party A, it shall be deemed as serious discipline violation, and Party A shall be entitled to handle it as per the discipline violation regulations in the Employee Manual.

9. Commercial Secrets

9.1  Party B shall keep all commercial secrets of Party A. In case of any violation of the confidentiality obligation of Party B, it shall bear the liabilities for breach of contract (mainly implement as per Appendix II Intellectual Property Rights and Confidentiality Agreement) for Party A.

9.2  The commercial secret stated in this Contract refers to all non-public information related with the business of Party A with commercial value understood during the tenure of Party B in Party A or developed for Party B to perform its own responsibilities, as well as other information belonging to commercial secrete stipulated by national laws or regulations.

10. Intellectual Property Rights

10.1 As for the works, inventions, discoveries, technological improvements or other technical achievements completed by Party B during the term of this Contract and one year with the termination or dissolution of this Contract mainly by making use of the work conditions as well as the production, operation and technical information of Party A, unless stipulated by the laws, related rights (including but not limited to copyright, patent right, trademark right, commercial secret right and other intellectual property rights) shall belong to Party A (mainly implement as per Appendix II Intellectual Property Rights and Confidentiality Agreement).

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10.2 If Party A explicitly gives up the copyright, patent or proprietary of the works, inventions, discoveries, technological improvements or other technical achievements of Party B in written, Party B may dispose of related intellectual property rights at its free will, but Party A still reserves the right of using such works, inventions, discoveries, technological improvements or other technical achievements without compensation.

11. Dissolution, Alteration, Renewal, Termination and Resignation Formalities of this Contract

11.1 This Contract can be terminated in case that both parties have reached consensus.

11.2 Party A shall have the right to dissolve this Contract with Party B according to Article 36, Article 39, Article 40 and Article 41 of the Labor Contract Law and other laws and regulations.

11.3 In case Party B resigns, it shall notify Party A in written 30 days in advance (3 days in advance if within the probation period), complete the work handover with Party A, return the properties of Party A and fulfill other obligations agreed with Party A, otherwise Party A may not handle the formalities (including the resignation certificate, etc.) of dissolving the Labor Contract.

11.4 In case of any of following situations of Party B, Party A shall not dissolve or terminate this Contract according to Article 40 and Article 41 of the Labor Contract Law, unless it conforms with Article 11.3 hereof:

11.4.1 The worker engaged in any occupational hazard operation fails to take the pre-post occupational health examination, or the patient with any suspected occupational disease is within the diagnosis or medical observation period;

11.4.2 Party B suffers any occupational disease or work-related injury and is affirmed to lack of all or some of labor capacity;

11.4.3 Party B falls ill or suffers any work-related injury and is within the medical period stipulated;

11.4.4 The female employee is within the pregnancy, perinatal or lactation period;

11.4.5 Party B works at Party A for successively fifteen years and it is shorter than five years away from the statutory retirement age;

11.4.6 Other situations stipulated by the laws and regulations.

11.5 This Contract shall be terminated in case of any of the following conditions:

11.5.1 This Contract shall be terminated in case of any of the conditions stipulated in Article 44 of the Labor Contract Law;

11.5.2 The term of this Contract expires and one of the conditions stipulated in Article 45 of the Labor Contract Law exist, this Contract shall be postponed to the time when the corresponding condition disappears. If the Labor Contract of the worker being affirmed to lack of all or some of labor capacity due to any occupational disease or work-related injury is terminated, it shall be implemented as per related national regulations regarding the employment injury insurance.

11.5.3 Other termination situations stipulated by the laws and regulations appear.

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11.6 Party B shall not dissolve the Labor Contract privately in violation against laws or this Contract. In case Party B neither dissolves labor contract with Party A, not executes the working tasks assigned by Party A or privately resigns or works for other units and individuals, Party A shall have the right to punish Party B accordingly as per the provisions hereunder and relevant rules and systems of the unit, including but not limited to consideration of Party B’s voluntary resignation (unilateral resignation), or imposing of disciplinary punishment or economic penalty to the extent of dissolution of this Contract. Party B shall compensate for Party A’s resulting loss in case of any.

11.7 In case Party A is in any of the cases specified by Article 38 of the Labor Contract Law, Party B may dissolve this Contract.

11.8 Renewal of this Contract: in case both parties hereto agree on renewal of labor relationship, they shall renew the Labor Contract 30 days prior to expiry of this Contract.

11.9 Alteration of this Contract

11.9.1 Both parties hereto agree to alter the contents hereunder in writing through amicable negotiation;

11.9.2 In case of changes of laws, regulations and rules on which this Contract are based when it is concluded, they shall alter this Contract by law;

11.9.3 In case this Contract couldn’t be performed with major changes of objective situations on which this Contract are based when it is concluded, both parties hereto may alter this Contract through amicable negotiation;

11.9.4 In case of other alteration cases specified by both parties hereto, the corresponding contents hereunder shall be changed accordingly.

11.10 Economic Compensation

When Party A dissolves this Contract as per Articles 11.1 and 11.2 hereunder or dissolves this Contract with Party B otherwise and needs to pay economic compensation to Party B by law, Party A would pay economic compensation to Party B as per relevant provisions of the State on the basis of Party B’s working years in Party A.

11.11 Resignation Formalities

11.11.1 Party B understands and agrees, upon dissolution or termination of the labor contract between Party A and Party B, in case Party B’s personal files are stored in Party A, from Party B’s resignation date on, Party A won’t bear the expense for storing Party B’s files.

11.11.2 After Party B handles resignation formalities as per provisions of Party A, Party A shall issue certificate of labor relationship dissolution or termination to Party B.

11.11.3 Party B shall bear all legal responsibilities and economic losses caused in any of following cases;

11.11.3.1 Party B fails to go through resignation delivery formalities as per Party A’s provisions;

11.11.3.2 Party B doesn’t receive and sign resignation notice and resignation certificate in time;

11.11.3.3 Party A couldn’t deliver the certificate of dissolving or terminating labor relationship to Party B, which is attributable to Party B.

12. Breach Responsibilities

12.1 In case both parties hereto cause loss to each other in violation against the provisions hereunder, they shall compensate for economic loss to each other.

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12.2 In case Party B dissolves this Contract without notifying Party A 30 days in advance, Party A shall have the right to request Party B to continuously perform this Contract and request Party B to bear compensation responsibility within the compensation scope including Party A’s expense paid for accepting or recruiting Party B (including but not limited to liquidated damages paid to Party B’s former company, training fee paid to graduate school, human resource agent fee, etc); training educational expense which Party A pays for Party B; the loss from production and operational difficulty which Party B’s contract dissolution causes to Party A as well as other losses.

In case Party B dissolves this Labor Contract in violation against the contract term specified hereunder, if it is allowed by laws, Party B shall compensate for Party A’s loss caused by Party B’s dissolution of labor contract as per the foresaid specified scope.

12.3 If Party B accepts the professional technical training provided by Party A, both parties shall sign the Training Agreement. In case Party B violates the provisions on service term in the Agreement, it shall compensate for the training expense paid by Party A according to the provisions of this Agreement.

12.4 After this Contract is dissolved, Party B shall hand over the work to Party A’s designated staff within the period designated by Party A. Party B shall perform work handover formalities with Party A and return Party A’s properties, clear claims and debts. In case of illegal dissolution, it shall also bear breach responsibilities specified hereunder or other legal responsibilities specified by laws and regulations to Party A. After Party B has performed above handover formalities and return Party A’s properties and bear relevant responsibilities, Party A shall settle the salary with Party B by law, or Party A shall have the right to stop paying economic compensation. In case Party B fails to hand over the work and properties, which causes economic loss to Party A, Party B shall bear compensation responsibilities as per loss degree, or Party A shall have the right to make corresponding deduction from Party B’s resignation salary or economic compensation fund.

12.5 In case Party B violates guarantee article and the provisions of Article 8.5 hereunder, Party A may impose disciplinary punishment according to the provisions of such Rules and Systems as the Employee Manual, in case of serious disciplinary violation, Party A shall have the right to handle it according to the provisions on disciplinary provisions of the Employee Manual, at the same time Party A shall have the right to recover the income already obtained by Party B and request it to compensate for Party A’s loss.

13. Party B’s Guarantee

13.1 Party B guarantees it has legally dissolved or terminated labor relationship with its former employer.

13.2 Party B shall guarantee such documents as all its personal information, certificate and data provided to Party A are authentic and valid, and bear corresponding responsibilities.

13.3 Party B guarantees: within the term of this Contract, Party B shall not be employed by such entities or individuals as other social group, company and individual business, and bear confidentiality obligation for all commercial secrets he contacts during the period he works in Party A and shall not disclose them privately or by others.

13.4 Party B guarantees: within the term of this Contract, without approval of Party A, Party B shall not be employed by other companies and organizations, shall not engage on any other commercial activities in the same industry as Party A or assume any positions as director, shareholder or partner of other company or organization, or constitute any labor or working relationship with other companies, organizations and individuals. In case Party B violates the provisions, Party B shall return the salary which Party A has paid for the corresponding working time, Party A shall confiscate Party B’s income and Party B shall bear breach responsibilities.

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13.5 In case Party B violates any of above five guarantees, it shall be considered as Party B’s serious disciplinary violation, Party A shall have the right to handle it as per the provisions on disciplinary violation of the Employee Manual.

14. Treatment of Labor Disputes

In case of labor disputes when both parties hereto perform this Contract, both parties hereto shall settle it through amicable negotiation or apply for arbitration to local labor dispute arbitration commission in the place where Party A is; in case any party objects to the arbitral judgment, it may file a lawsuit to the local people’s court in the place where Party A is.

15. Special Statements

15.1 Party B confirms, he would or has fully known and understood all the Company’s rules and systems like human resources management and detailed rules on commercial activities through information communication channel designated by Party A’s company (including but not limited to such documents as employee manual, commercial management system, administrative management system and financial systems, etc.), has clearly known their true meaning and legal meaning and taken them as behavior guidance.

15.2 Party A’s all rules and systems shall be released on intranet site of Party A. Party B may log into it and understand Party A’s all rules and systems.

16. Miscellaneous

16.1 The following documents are appendixes hereof, being equally authentic as this Contract:

Appendix I: Intellectual Property Rights and Confidentiality Agreement

Appendix II: Employee Manual

Appendix III: Letter of Employment

16.2 The matters not covered hereunder are applicable to Party A’s Employee Manual or relevant provisions of internal rules and systems. The matters not covered by Party A’s Employee Manual or relevant provisions shall be subject to the national provisions of existing labor laws and regulations. In case of conflicts between the articles hereunder and Party A’s Employee Manual or internal rules and systems, the provisions hereunder shall prevail. However, in case of conflicts between the articles hereunder and/or Party A’s Employee Manual or internal rules and systems and existing national labor laws and regulations, the existing national labor laws and regulations shall prevail, but it doesn’t affect effectiveness of other articles hereunder.

16.3 Party A would, at the demand of its operation and management, formulate and modify its all rules and systems according to the procedures specified by the laws, including but not limited to Code of Business Conducts and Employee Manual, etc., Party A would notify Party B by law so as to release and implement them. At the same time Party A would release the Employee Manual in the Company’s intranet site, and Party B guarantees he would log into the site to know such documents as updated rules and systems and accept restriction from corresponding rules and systems, etc.

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16.4 In case of changes of such information as Party B’s ID certificate, household address and registered permanent residence and communication mode, etc indicated at the head of this contract, Party B shall notify Party A within 5 working days from alteration day on. In case Party B doesn’t notify Party A as per the provisions herein, all documents which Party A sends according to the address and delivery mode indicated hereunder shall be considered delivered ( seven (7) days after registered mail is posted, three (3) days after EMS is posed, one (1) day after fax is sent).

16.5 Unless it is clearly specified hereunder, “day”, “month” and “year” hereunder refers to day, month and year in Gregorian calendars.

16.6 This Contract is made out in two originals, one for each party. It takes effect from the date on which it is signed and sealed by both parties hereto. Both are being equally authentic.

Party A: (Seal)	Party B:	(Signature)

Legal Representative or Authorized Representative (Signature)

Date: November 1, 2011		Date: November 1, 2011

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Renew of Labor Contract

Both parties hereto signed Labor Contract and Intellectual Property Rights and Confidentiality Agreement on ___ ___, ___ (Contract No.: ______, hereinafter referred to as “Labor Contract”), both parties hereto agree to extend the term of Labor Contract to ___ ___, ___ through equal negotiation.

Party A (Seal):	Party B (Signature):

Legal Representative or Authorized Representative (Signature):

Date: ___ ___, ____	Date: ___ ___, ____

Both parties hereto signed the Labor Contract and Intellectual Property Rights and Confidentiality Agreement on ___ ___, ___ (Contract No.: ______, hereinafter referred to as “Labor Contract”), both parties hereto agree to extend the term of Labor Contract to ___ ___, ___ through equal negotiation.

Party A (Seal):	Party B (Signature):

Legal Representative or Authorized Representative (Signature):

Date: ___ ___, ____	Date: ___ ___, ____

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Intellectual Property Rights and Confidentiality Agreement

The Intellectual Property Rights and Confidentiality Agreement is taken as appendix of this Labor Contract. “Party A” and “Party B” hereunder are kept consistent with those in this Labor Contract.

Whereas, both parties hereto have labor relationship and Party A owns commercial secrets, intellectual property rights and confidentiality data which are already developed, edited and to be developed and edited, while the said data have huge effect on Party A’s business or business operation of Party A’s auxiliary or relevant companies. Party B may directly or indirectly contact or know above commercial secrets, intellectual property rights and confidentiality data from the date on which it is employed by Party A. In case Party B discloses or reveals any commercial secrets, intellectual property rights and confidentiality data without approval of Party A, it may damage interests of Party A and/or Party A’s clients or business partners.

Therefore, both parties hereto conclude following agreement over intellectual property rights and the Company’s commercial secrets on November 1, 2011:

1. Interpretations and Definitions

1.1. Unless otherwise defined hereunder, the following terms and words are interpreted and defined as below:

“Confidentiality Data” refers to all or any materials, data and concepts of any forms (including tangible or intangible data and concepts), which are provided by Party A, known by Party B from Party A, or developed by Party B for performing personal duty, or related to Party A’s business or operation, or related to Party A’s employee, client, consultant or business related person. The above data and concepts are individually or jointly produced by Party A’s any employee or consultant in employment period or on the basis of consultant relationship, while these data and concepts have commercial value or other benefit effect on the business engaged or to be engaged by Party A or its subsidiaries or auxiliary facilities or relevant companies, and are non-public information. Except above interpretations, the confidential data also cover any concepts, materials or data provided or disclosed to Party B before this Agreement is signed, and all articles and articles of the Labor Contract including (but not limited to) following items:

a) Information, data and drawings, as well as models, samples, source procedures, target procedures, etc on product design, tool mould, manufacturing method, technological process, material formula, experience formula, test data, computer software and its calculation method, design currently owned by Party A and being developed or conceived;

b) Information and data of service items currently owned by Party A and being developed or conceived;

c) Methods of such business activities as quality management method, pricing method and sales method currently owned by Party A and being developed;

d) Information of such business activities as Party A’s business plan, product development plan, financial situations, internal business procedures and name lists of suppliers, distributors and clients, etc.;

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e) On the basis of laws and agreements, commercial secrets of the third party to which Party A shall bear confidentiality responsibility to the third party.

“Employment” refers to Party B is employed by Party A on the basis of the Labor Contract Signed by both parties hereto.

“Intellectual Property Rights” refer to the intellectual property rights owned for any and all concepts, procedures, trademarks, inventions, design, experiment, technology, computer hardware or software, original works, procedures, invention, patent rights, copyright, articles, market and or commercial concepts, plan or strategies by law, as well as all improved concepts or plans or strategies, skills, rights, declaration or registration or registration right related to above contents ( not matter they are finally protected compulsorily by the certificate issued by the State or not, including but not limited to successful patent application or trademark registration), and conception, development or creation of above items are (i) related to business or activities available to Party A or in the plan of Party A; (ii) related to Party A’s current or expectable research and development; (iii) results of any matters Party B performs in stead of Party A; (iv) involved with utilization of Party A’s any devices, equipment, facilities or commercial secrets; (v) caused by Party B’s direct or indirect contact with Party A’s memorandums, drafts, records, drawings, sketches, patterns, maps, client name list, research results, data, procedures, plan, invention, procedures, instruments or other materials (hereinafter referred to as “ Party A’s Data”).

“Post Works” refer to the works Party B develops for completing the Company’s tasks or mainly by the conditions provided by the Company or its subsidiary or branch or related company (singly or jointly with other persons) during working period in Party A, including but not limited to invention, design, conception, procedures, technologies, computer hardware, tool and mould design, manufacturing method, technological process, material formula, experience formula, test data or computer software and its calculation method, procedures, original works, market and/or commercial concepts, works in any forms, commercial design, logo design, all above research and development results and improvement on Party A’s current research and development results planed and schemed in the period Party B is employed by Party A, which are not in personal business scope but within Party A’s business scope.

1.2. The titles hereunder are for references only and shall not be considered when this Agreement is interpreted.

1.3. The terms and conditions, and appendixes mentioned hereunder refer to the articles and appendixes of this Agreement.

1.4. The nouns and sentences of singular hereunder also cover plural, vice versa. Any sex indicated by the nouns and sentences has included each sex.

1.5. Persons mentioned hereunder cover any person, legal persons or non legal persons.

1.6. Rules, regulations, legislation or enactment refer to the rules, regulations, legislation or enactment which are available or modified from time to time or re-formulated.

1.7. This Agreement could singly constitute an independent and executable legal document.

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2. Proprietary Rights

2.1 All the rights and interests (including but not limited to all rights regarding intellectual property rights and the registration, declaration rights ) of all post works and their intellectual property rights are exclusively owned by Party A, i.e, all post works and achievements containing intellectual property rights shall be deemed as post works and achievements. Party B must take all actions which Party A deems necessary to protect Party A’s intellectual property rights. Although Party B has right to retain any intellectual property right due to the implementation of law, Party B shall irrevocably agree to transfer all rights, titles and rights in the intellectual property right to Party A without any additional expenses to Party A, with the exception of works independently created by Party B in his spare time and no condition defined in “Intellectual Property” Definition (i), (ii), (iii), (iv), (v) in Article 1.1 is involved.

2.2 Party B agrees to maintain all written records regarding its recent intellectual property rights and all records about Party B’s participation (individually or jointly with other persons) in the development of intellectual property rights during the employment period. These records shall be maintained in notes, drafts, drawings or any other manner designated by Party A. These records are owned by Party A, and Party A has the right to use these records in any way at any time.

2.3 Party B also agrees to take the works created in the following conditions as relevant works and intellectual property rights made by Party B’s access to Party A’s materials.

a. Works and intellectual property rights made by Party B when he is employed by Party A or its subsidiaries or affiliates or in connection with Party A’s business or operation;

b. Within 12 months after Party A terminates the employment of Party B, when Party A or its holding company or its subsidiaries or affiliates make, use, sell or practice intellectual property rights or use such intellectual property rights to apply for patent, trademark, copyright or other property rights.

2.4 Miscellaneous:

a. Party B agrees that all post works created by him shall be immediately reported to Party A in the form required by Party A.

b. Party B understands that, the intellectual property right of any post work belongs to Party A, including but not limited to:

i) Copyright in applying for a patent for an invention or design at home or abroad;

ii) Copyright in computer software, trademark design, logo design and other works;

iii) Right in trade secret, exclusive right in trade name and trademark.

c. Party B agrees to take all legal actions which Party A deems necessary to obtain and maintain the intellectual property rights of the above post works according to Party A’s requirements, including application, registration etc; in addition, Party B agrees to issue necessary documents and take necessary measures in accordance with Party A’s requirements to confirm that the above-mentioned Party A’s post works belong to Party A.

d. Party B agrees not to disclose any information regarding the above post works to the third party without the prior written consent of Party A.

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3. Description of Original Intellectual Property Rights and Relevant Obligations

3.1 Party B shall submit to Party A a written statement:

a. All patents, copyrights and commercial secrets previously owned by Party B (essential contents of these commercial secrets may not be disclosed);

b. Commercial secrets which Party B has previously assumed the confidentiality obligations to any third party according to the law or agreement (essential contents of these commercial secrets shall not be disclosed);

c. Activities which Party B has previously promised to any third party according to the agreement that it will not engage in certain job field at certain period.

Such written statement, if any, shall be incorporated as the annex to this agreement.

All commercial or law responsibilities caused by Party B’s failing to make such written statement shall be borne by Party B.

4. Party B’s Warranties, Representations and Responsibilities

4.1 In addition to according to Party A’s work arrangement and for the purpose of safeguarding the interests of Party A, or the confidentiality data is widely published and propagated during or after the employment of Party B, no matter during or after the employment period of Party A, without the written consent of Party A, Party B warrants that he will never directly or indirectly use, make, reveal, sell, disclose, publish or otherwise use or communicate any confidentiality data to any third party, and will never use or assist others in using any confidentiality data of Party A for other purposes, and never copy or transfer any confidentiality data of Party A; and it is understood that disclosing confidentiality data and improperly revealing commercial secrets without authorization will harm the interests of Party A.

4.2 Party B warrants that during Party A’s employment, Party B will not directly or indirectly publish opinions or articles regarding the business of Party A, its subsidiaries or affiliates to newspapers, television, radio, Internet and other media or the public.

4.3 If Party B publicly releases his works in the form of manuscript or speech, Party B shall submit these manuscripts or speeches to Party A for review thirty (30) days prior to such release, Party A shall determine whether the disclosure of such information will affect or harm the interests of Party A.

4.4 In case Party B’s employment is terminated, Party B shall immediately return to Party A all and any materials and written records (including manuscripts) (including but not limited to information relating to confidentiality data or information which is contained in confidentiality data) obtained from Party A, created for Party A or belonged to Party A, as well as documents, records, notes, outlines, data, source programs, object programs, models, samples, and any other materials containing confidentiality data regarding works development. In addition, Party B will issue the commitment letter according to the requirements of Party A, promise that all confidentiality data have been returned to Party A, and guarantee that Party B will not use Party A’s “confidentiality data” or disclose such information to any third party after termination of employment.

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4.5 Party B shall keep the confidentiality data that “need to know” at his place of work and/or anywhere else under its control, and return such confidentiality data to the appropriate person or department or otherwise dispose of such confidential when it is no longer necessary to know it.

4.6 Party B shall not copy or reproduce any confidentiality data in any other way unless the material copying is for the purpose of carrying out the legitimate business of Party A.

4.7 Party B guarantees that, he will not directly or indirectly disclose, use, copy, publish or extract any confidentiality data to any third party without approval of Party A’s management level.

Party B guarantees that he will not violate this agreement to take responsibility for any third party (including former employer and business partner).

4.8 Except for the provisions in existing laws and regulations, Party B promises not to disclose or reveal any terms and conditions of the Labor Contract; At the same time, Party B shall notify Party A in advance while performing any terms and conditions of Labor Contract according to the government’s requirements.

4.9 Party B undertakes and agrees that, during his employment, he will ensure all confidentiality data are not disclosed, used or taken away from his place of work or Party A’s office in the strictest manner, except it is necessary to perform the duties of its employee.

4.10 Party B agrees that, during his employment, Party A has the right to collect and review the confidentiality data held by Party B at any reasonable time and place without prior notice, and collect and record all videos and/or audios belonging to the company in any reasonable and legal manner.

4.11 Party B shall assist Party A in obtaining and executing all matters relating to the registration of patents, copyrights, other rights or intellectual property rights in any country through normal and reasonable approach, and assist Party A in signing all necessary legal or non-legal documents in case of any of the following circumstances:

a. Apply for and obtain patent, copyright or other worldwide rights of protection, and continue and reply such rights after such rights are obtained, and transfer such rights and its continuation to Party A (unless otherwise indicated by Party A):

b. Assist Party A in defense when an application for the above rights is opposed or rejected, or when the above patent, copyright or other rights are opposed through legal procedure, or when a petition or application for revocation of such patents, copyrights or other rights is filed;

c. Cooperate with Party A to take legal actions relating to infringement of patents, copyrights or other rights.

4.12 Party B warrants that, while executing this agreement, Party B has no intention or is not intended to exclude existing ideas, processes, inventions, discoveries, markets or business ideas or improvement measures from this agreement, and Party B has not entered into any legal documents with any third party (including but are not limited to government departments) concerning the transfer of the above-mentioned inventions, trademarks, copyrights, ideas, procedures, discoveries or intellectual property rights.

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4.13 Party B undertakes that, Party B will not use Party A's name or any trademark belonging to Party A in advertising or promotion at any time without the written consent of Party A.

4.14  No Conflicting Agreement

Party B represents and guarantees that, Party B accepts the employment of Party A and signs this agreement (including attachments), and does not violate other contracts or agreements.

5. Mandatory Compensation

Party B confirms that failure to perform any provision of this agreement will immediately cause irremediable damages to Party A, and will face other enforcement actions and remedial actions, including immediate discharge without any compensation.

6. Cumulative Rights

The rights and remedies referred in this agreement are cumulative, any right or remedy executed by Party A according to this agreement, other agreements or other laws will not impede or relieve Party A from exercising any other rights or remedies. This agreement shall be applicable to Party A, its successors and assigns.

7. Liability for Breach

If Party B violates the confidentiality obligation and other provision hereof, Party B shall pay liquidated damages to Party A as agreed, in the amount of RMB ; in case Party B violates multiple obligations, Party B shall pay liquidated damages respectively. If Party B violates its obligations hereunder and brings losses to Party A, Party B shall also be subject to compensation.

8. Survival

Should any one or more provisions of this agreement become invalid, illegal or unenforceable at any time, the validity, legality, enforcement and execution of the remaining provisions shall not be affected thereby.

9. Entire Agreement

This agreement constitutes the entire agreement and understanding between the parties, and supersedes all prior oral, written or other suggestions, representations, warranties, agreements or undertakings, as well as agreements which neither party sign according to the above suggestions, representations, warranties, agreements or undertakings. Unless agreed by both parties in writing, this agreement shall not be revised or changed.

10. Notice

Any notice under this agreement must be communicated in writing to the registered address of Party A or the mailing address of Party B. In the following conditions, any notice shall be deemed as delivered: (a) these notices are delivered personally; (b) three days after the postage is paid by courier; (c) if notice is sent by fax, notice shall be deemed as delivered when the fax machine confirms that notice has delivered to the correct number, or when personal computer confirms the receipt acknowledge.

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11. Expenses

Party A shall assume all expenses incurred by preparation and execution of this agreement.

12. Additional Guarantee

Party B warrants that, Party B will submit, sign and execute all other legal documents, matters or actions necessary for the performance of the terms of this agreement.

13. Law and Jurisdiction

This agreement is governed and will be construed in accordance with the laws of the People’s Republic of China. In case of any conflict between relevant provisions of this agreement and relevant laws and regulations, the relevant laws and regulations shall prevail.

For any dispute arising from the performance of this agreement, if negotiation fails, both parties agree to refer the dispute to the court of the company’s domicile (if Party A is branch, court where the branch is located).

This agreement is made in two copies, each party holds one copy and each copy bears the same validity.

Party A (Seal): COMPANY SEAL	Party B (Signature): /s/ Xinghui Yang

Legal Representative or Authorized Representative (Signature):

Date: November 1, 2011	Date: November 1, 2011